Investor Information Current Business Information	December 20, 2005	Exhibit 99.1

	October and November
	(% change) vs. PY	Commentary
Consolidated Sales	7	Gases segment higher versus prior year.
Electronics Sales 3-month rolling average**	(1)	Specialty material volumes continue to
		increase. On-site/pipeline business
		higher as well. Electronic sales were
		up 14% excluding equipment.
EPI On-site/Pipeline Volume	(11)	HyCO volumes improved sequentially;
		comparison vs. PY still being impacted
		by the aftereffects of hurricanes
		Katrina and Rita.
Asia Liquid/Bulk Volume	23	Strong liquid demand across the
		region, particularly Taiwan and Korea.
North America Gases
Liquid/Bulk Volume	(6)	LOX/LIN up 9%, LHY volumes impacted by
		hurricane and supplier outage in
		Sarnia.
LOX/LIN Price	5	Pricing programs and surcharges
Europe Gases
Liquid/Bulk Volume	2	LOX and LIN volumes generally stronger
		across the continent and weaker in the
		UK.
Cylinder Volume	1	Additional workday.
LOX/LIN Price	2	Pricing programs and favorable mix.
Chemical Sales Volume	(3)
Performance Volume	(5)	Lower volumes in Emulsions as a result
		of price increases to offset higher
		raw material costs.
Intermediates Volume	1	Polyurethane Intermediates volumes
		higher due to customer outage in PY.

**Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.